Exhibit 99.1
RELIANCE BANCSHARES, INC. ANNOUNCES THIRD QUARTER, 2010 RESULTS
ST. LOUIS, November 18, 2010 – Reliance Bancshares, Inc., the parent company of Reliance Bank and Reliance Bank, FSB, announces its third quarter, 2010 results and reports a net loss of $8.853 million compared to a net loss of $5.775 million for the third quarter, 2009. Year-to-date, the net loss totaled $14.855 million compared to a net loss of $14.057 million for the same period last year. Economic challenges continue to prevail and create unprecedented financial stresses in the commercial real estate markets where the company operates. As a result, the Company increased its reserve for possible loan losses to $39.3 million, a $13 million increase over the same period last year and a $7 million increase over year-end 2009. This reserve represents 3.9% of outstanding loans. The third quarter, 2010 provision for possible loan losses was $17.2 million compared to $11.5 million for the same period last year. The increase in the provision was the primary cause for the reduction in earnings. In addition, increases of $.848 million in expenses associated with other real estate impacted earnings for the first nine months of 2010.
Capital continues to remain adequate. Year over year, the Company strengthened its balance sheet by lowering its loan to deposit ratio, improving the deposit mix and lowering long-term debt, all while building loan loss reserves and maintaining capital above the regulatory threshold for a well-capitalized institution.
The Company achieved operational cost savings of $.427 million, or 1.7%, for the first nine months of 2010, compared to the same period of 2009. Cost savings initiatives were implemented in the first quarter, 2009, and have continued thereafter through September 30, 2010.
Net interest income for the third quarter, 2010, was $10.2 million, a 4% increase compared to the prior year’s third quarter. For the nine months ended September 30, 2010, net interest income increased $3.1 million, or 11% compared to the same period in 2009. The growth in net interest income resulted from lower cost deposits and an improved deposit mix. Year over year, the Company also experienced a 27.9% reduction in long-term borrowings.
Total assets as of September 30, 2010 were $1.334 billion. This represents a 13.2% decrease compared to the same quarter ended 2009 and a similar 13.2% decrease compared to December 31, 2009. For the twelve month period ended September 30, 2010, loans decreased 14.8% or $176.4 million and compared to year-end December, 2009, decreased $125.5 million or 11%, both a result of scheduled amortizations, pay downs and charge-offs. Management remains focused on improving credit quality, and as a result of the continued economic strains, has implemented elevated credit review processes and rigorous action plans. To further enhance these efforts, during the third quarter, 2010, the Company strengthened its executive and senior management team with the additions of Roy Wagman and Jeffrey Zornes. Wagman, Executive President – Chief Risk Officer, is a seasoned St. Louis banker with over 25 years of credit experience and is responsible for developing a comprehensive program to address all areas of risk – credit, operation, compliance and reputational. Zornes, Senior Vice President –Special Assets, is a veteran commercial real estate professional and oversees the cost effective management and disposition of the Company’s Other Real Estate portfolio.
During the third quarter of 2010, net charge-offs were $14.1 million. Non-performing loans totaled 11.7% of outstanding loans as of September 30, 2010, compared to 7.6% at September 30, 2009. The increase in the provision for loan losses for the nine months ended September 2010 was due to additional reserves needed for credits that have been identified by management to have deteriorated and as a risk precaution due to the lagging economy. While improvement has occurred over the past twelve months in loans originated in Florida, the Company is continuing to experience deterioration in loans originated in all other markets.

Originated In
	Florida	All other	Total
Net Charge-offs (quarter ended 9/30/2010)	$5.4 million	$8.7 million	$14.1 million
Net Charge-offs (quarter ended 9/30/2009)	$7.3 million	$1.9 million	$9.2 million
Non-performing Loans (9/30/2010)	$18.8 million	$100.4 million	$119.2 million
Non-performing Loans (12/31/2009)	$25.4 million	$46.7 million	$72.1 million
Non-performing Loans (9/30/2009)	$46.0 million	$44.5 million	$90.5 million
Non-performing Assets* (9/30/2010)	$39.3 million	$116.4 million	$155.7 million
Non-performing Assets* (12/31/2009)	$44.5 million	$56.7 million	$101.2 million
Non-performing Assets* (9/30/2009)	$52.0 million	$53.8 million	$105.8 million
Outstanding Loans Originated In Respective Markets	$59.6 million	$955.7 million	$1,015 million

*	Included in Non-performing Assets are Non-performing Loans, Non-performing Investments and Other Real Estate Owned
Total revenue, defined as total interest income and non-interest income, was $16.8 million for the quarter ended September 30, 2010. This represents a 17.6% decrease compared to the same quarter end, 2009, the primary result of reduced gains on the sale of securities and the reduction in loans outstanding. For the same period, net interest income increased 4% or $.391 million to $10.2 million, the result of reduced interest paid on deposits.
Total deposits for the quarter ended September 30, 2010 were $1.071 billion, a decrease of 12.2% compared to the same quarter ended 2009. For the nine month period ended September 30, 2010, total deposits declined $194.9 million, or 15.4%. Year over year, non-interest bearing deposits increased 5.4% with the total deposit reduction occurring in interest bearing non-core and wholesale funds, thus lowering the overall cost of deposits.
Allan D. Ivie, IV, President and Chief Executive Officer of Reliance Bancshares, Inc. said, Despite the challenging economic environment for community banks during the last quarter, our core franchise remains strong, with improved net interest income, and year-to-date declines in all non-interest expenses, with the exception of the costs of maintaining and writing down losses on real estate. During the third quarter we have also been successful in raising $2.8 million in additional capital. This sign of confidence strengthens our balance sheet as we continue to be recognized as a well-capitalized institution. And, we have begun the process of reorganizing our management team by realigning the duties of some of our existing employees to better reflect their expertise, hiring specialists in the areas of risk management and real estate as well as outsourcing several corporate functions. I, along with the Board of Directors, officers and employees remain committed to returning the Company to profitability and creating value for our shareholders through the reduction of risk and the preservation of capital.
About Reliance Bancshares, Inc.
Reliance Bancshares, Inc., headquartered in St. Louis, MO, is a publicly held Missouri bank holding company that provides a full range of banking services to individual and corporate customers. The Company’s common stock is quoted on the Pink Sheets (www.pinksheets.com) under the symbol “RLBS”. It currently operates 20 branches in the St. Louis metropolitan area under the name of Reliance Bank and two Loan Production Offices – one in Chandler, Arizona and another in Houston, Texas. It also owns and operates Reliance Bank, FSB, which is located in Fort Myers, Florida, with three branches in the Southwest Florida area. The company’s total assets as of September 30, 2010 exceeded $1.3 Billion. Reliance Bank’s website can be found at www.reliancebankstl.com
Forward looking statements
This news release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “anticipates,” “expects,” intends” and similar expressions as they relate to Reliance Bancshares, its operations or its management are intended to identify such forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties. There are important factors that could cause actual results to differ materially from those in forward-looking statements, certain of which are beyond our control. These factors, risks and uncertainties are discussed in our most recent Annual Report on Form 10-K filed with the SEC, as updated from time to time in our other SEC filings.
Contact:
Reliance Bancshares, Inc.
Dale E. Oberkfell
Executive Vice President and CFO
314-569-7202
doberkfell@reliancebankstl.com

RELIANCE BANCSHARES, INC.
CONSOLIDATED SUMMARY
(unaudited)

(in thousands)
BALANCE SHEETS	September 30, 2010	September 30, 2009	December 31, 2009

ASSETS
Cash and due from banks	$13,883	$27,757	$11,929

Short-term investments	4,157	22,930	15,768

Debt and equity investments	214,473	231,393	284,120

Loans	1,015,270	1,191,684	1,140,797

Less reserve for loan losses	(39,263)	(26,270)	(32,222)

Net loans	976,007	1,165,414	1,108,575

Premises and equipment, net	40,733	42,716	42,211

Goodwill & identifiable intangible assets	1,274	1,290	1,286

Other real estate owned	36,000	15,297	29,086

Other assets	47,581	30,072	43,733

Total assets	$1,334,108	$1,536,869	$1,536,708

LIABILITIES & EQUITY
Noninterest bearing deposits	$68,240	$64,730	$71,830
Interest bearing deposits	1,002,886	1,155,281	1,194,231

Total deposits	1,071,126	1,220,011	1,266,061
Short-term borrowings	23,872	14,049	12,697
Long-term FHLB borrowings	93,000	129,000	104,000
Other liabilities	5,736	6,589	4,281

Total liabilities	1,193,734	1,369,649	1,387,039
Stockholders’ equity	140,374	167,220	149,669

Total liabilities & equity	$1,334,108	$1,536,869	$1,536,708

	For the Nine	For the Nine	For the Quarter	For the Quarter
	months Ended	months Ended	Ended	Ended
INCOME STATEMENTS	30-Sep-10	30-Sep-09	30-Sep-10	30-Sep-09

Total interest income	$49,953	$58,152	$15,688	$18,892

Total interest expense	18,736	30,063	5,500	9,095

Net interest income	31,217	28,089	10,188	9,797

Provision for loan losses	34,523	27,700	17,203	11,450

Net after provision	(3,306)	389	(7,015)	(1,653)

NONINTEREST INCOME

Service charges on deposits	685	714	225	265

Gain (loss) sale of securities	288	807	22	807

Other income	1,589	1,191	875	442

Total noninterest income	2,562	2,712	1,122	1,514

NONINTEREST EXPENSE

Salaries and benefits	9,960	10,636	3,471	3,320

Other real estate expense	4,677	3,829	2,081	2,067

Occupancy and equipment	3,268	3,331	1,107	1,119

FDIC assessment	2,218	2,336	679	675

Data processing	1,247	1,500	438	505

Advertising	49	201	13	26

Other	2,820	2,833	1,131	1,015

Total noninterest expense	24,239	24,666	8,920	8,727

Loss before taxes	(24,983)	(21,565)	(14,813)	(8,866)

Income tax benefit	(10,128)	(7,508)	(5,960)	(3,091)

Net Loss	($14,855)	($14,057)	($8,853)	($5,775)